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                                                                      EXHIBIT 14

                       EXCHANGE NATIONAL BANCSHARES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS
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                       Exchange National Bancshares, Inc.

                       Code of Business Conduct and Ethics

                                   I. GENERAL

      To foster a culture of honesty and accountability, we have adopted this Code of Business Conduct and Ethics (this "Code"). This Code sets forth specific corporate policies governing the conduct of the business of Exchange National Bancshares, Inc. and its subsidiaries (collectively, the "Company" or "we" "our" or "us"). These policies were developed and are intended to be applied in good faith with reasonable business judgment to enable us to achieve our operating and financial goals within the framework of the law.

      We are committed to conducting our business with honesty and integrity and to maintaining the high standards of conduct reflected in our Code. We are committed to creating a free and open environment in which compliance with this Code is considered the responsibility of each director, officer, employee and agent of the Company (all "Employees" or "you" or "your"). We require our Employees to act in a manner which promotes:

            1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

            2. Avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in this Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

            3. Full, fair, accurate, timely, and understandable disclosure in reports and documents that our Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

            4. Compliance with applicable governmental laws, rules and regulation;

            5. The prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code; and

            6. Accountability for adherence to this Code.

      The Company recognizes that rapid changes in business constantly pose new ethical and legal considerations. No set of guidelines, therefore, should be considered the absolute last word under all circumstances. We encourage our Employees to consult with any supervisor, manager or officer of the Company, or the Audit Committee of the Board of Directors of the Company (the "Audit Committee") if there is any doubt as to the proper course of action (see "Reporting Procedures" below). Willingness to raise ethical concerns is essential. We are confident each of our Employees shares our sense of determination in this area.

      Our policy requires our Employees to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. Each Employee must obey the law, practice honesty and integrity and act ethically in every aspect of dealing with other Employees, the public, the business community, shareholders, customers, suppliers and government authorities. Our Chief Executive Officer ("CEO") and Senior Officers (as defined herein) are responsible for setting standards of business ethics and overseeing compliance with these standards. Our Employees frequently encounter a variety of ethical and legal questions.


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The way we decide these issues should be consistent with our basic values and principles. This Code provides general guidance for resolving a variety of legal and ethical questions for our Employees.

      The topics discussed in this Code may not cover every situation and are in addition to our other policies and programs.

      B. ANTI-RETALIATION. No one will suffer any adverse effects to his or her job or career as a result of raising, in good faith, an ethical concern or questioning, in good faith, a Company practice. It is a violation of this Code to discriminate or retaliate against any Employee for reporting a suspected violation. Supervisory personnel have a special responsibility to demonstrate high ethical standards in their behavior and to handle reports of suspected violations properly. Each supervisor is expected to take all necessary actions to ensure compliance with and to bring problems to the attention of higher management or officers of the Company and any member of the Audit Committee.

      C. FAILURE TO COMPLY. Failure to comply with this Code can have severe consequences for both an Employee and the Company. Conduct that violates this Code may also violate national or state laws and can subject both an Employee and the Company to civil and criminal penalties. No Employee should be misguided by any sense of loyalty to the Company or a desire for profitability that might cause him or her to disobey any applicable Law or our policies. Violation of our policies will constitute grounds for disciplinary action, including, when appropriate, termination of employment.

      D. DEFINITIONS. As used in this Code, the following terms have the meanings set forth below:

      1. "Disclosure Controls and Procedures" means the Company's controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the Reports that it files and submits under the Securities Exchange Act of 1934 ("Exchange Act") is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms.(1)b

      2. "Fraud" includes, but is not limited to, embezzlement, criminal fraud, taking of property through deceit or artifice, misappropriation and other irregularities including such things as any:

      -     dishonest or fraudulent act;

      -     defalcation;

      -     embezzlement;

      - forgery or alteration of negotiable instruments such as Company checks and drafts;

      - misappropriation of Company, Employee, customer, partner or supplier assets;

      - conversion to personal use of cash, securities, supplies or any other Company asset;

      -     unauthorized handling or reporting of Company transactions; and

      - falsification of Company records or financial statements for personal or other reasons.

----------

(1) Rule 13a-15(e).


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The above list is not all-inclusive but intended to be representative of situations involving Fraud. Fraud may be perpetrated not only by Company employees, but by agents and other outside parties as well. All such situations require specific action by the Company.

      3. "Internal Control over Financial Reporting" is defined as a process designed by, or under the supervision of, the Company's principal executive and principal financial officers, or persons performing similar functions, and effected by the Company's board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

      4. "Laws" means laws, rules, regulations, orders, directives and judgments of governmental agencies, authorities, courts and administrative bodies.

      5. "Material Nonpublic Information" shall have the same meaning as the phrase is used in connection with the Exchange Act and any case law interpreting that Statute, including any information which could reasonably be expected to affect the price of the Company's stock should it become public knowledge.

      6. "Quarterly Blackout Period" is a period during which the Company allows no trading in its stock from the first day of the last month of each fiscal quarter and ending after the market closes the second trading day after the release of the results of operations for that quarter (and in the case of the last fiscal quarter, its results of operations for the fiscal year then ended) to the public

      7. "Senior Officers" means all executive officers, the principal financial officer, the controller or the principal accounting officer or any person performing similar functions.

      8. "Sensitive information" includes confidential and proprietary information, customer lists, materials developed for in-house use, administrative processes, business plans, pricing strategies and any formulas, devices and compilations of information which give the Company a competitive advantage.

                            II. STANDARDS OF CONDUCT

      9. Employees shall exercise honesty, objectivity, and diligence and act ethically in the performance of their duties and responsibilities. Employees shall be ever mindful of their obligation to maintain the high standards of competence, morality and dignity.

      10. Employees shall exhibit loyalty in all matters pertaining to the affairs of the Company. However, Employees shall not knowingly be a party to any Fraud or other illegal or improper activity. All Employees are expected to adhere to high standards of personal integrity. For example, perjury or any other illegal act taken to "protect" the Company and sales made by deception or production quotas achieved through questionable means or figures are wrong and will not be tolerated by the Company.

      11. Employees shall not knowingly engage in acts or activities, which are discreditable to the Company.


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      12. Employees shall refrain from entering into any activity which may be in conflict with the interest of the Company or which would prejudice their ability to carry out objectively their duties and responsibilities.

      13. Employees shall not accept anything of value from an Employee, customer or supplier of the Company which would impair or be presumed to impair their professional judgment. Employees shall not accept costly entertainment or gifts (excepting mementos and novelties of nominal value) from others with whom the Company does business.

      14. Employees shall be prudent in the use of information acquired in the course of their duties. They shall not use sensitive information for any personal gain, unless approved in advance by the Audit Committee, nor in any manner which would be contrary to law or detrimental to the welfare of the Company.

      15. Employees, when reporting on the results of their work, shall reveal all material facts known to them which, if not revealed, could either distort reports of operations or conceal unlawful practices.

      16. Employees shall continually strive for improvement in the proficiency, and in the effectiveness and quality of their service to the Company.

      17. Employees shall not become involved in circumstances that produce, or reasonably appear to produce, conflict between personal interests of an employee and interests of the Company, including, without limitation, investments in suppliers, customers or competing companies (except insubstantial securities investments in publicly traded companies), outside employment which would affect working efficiency, and direct or indirect ownership of property or other tangible items which may be sold or leased to the Company.

      18. The integrity of the Company's accounting and financial records is based on the validity, accuracy and completeness of basic information supporting entries to the Company's books of account. All Employees involved in creating, processing or recording such information are held responsible for its integrity and are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company.

      19. Every accounting or financial entry should reflect exactly that which is described by the supporting information. There must be no concealment of information from (or by) management, or from the Company's independent auditors.

      20. Employees who become aware of possible omission, falsification or inaccuracy of accounting or financial entries or basic data supporting such entries, are held responsible for reporting such information.

      21. All Employees are encouraged to take part in public matters of their individual choice. The Company may, to the extent legally permissible, support committees aimed at encouraging political contributions by individuals.

      22. In dealing with public officials and private business associates, the Company will utilize only ethical commercial practices. The Company and its Employees will not seek to influence sales of its products or services (or other events impacting on the Company) by payments of bribes, kickbacks or other questionable inducements. Payments or commitments (whether cast in the form of commissions, payment or fees for goods


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or services received, or otherwise) made with the understanding or under circumstances that would indicate that all or part thereof is to be paid (directly or indirectly) to a public official or employee to induce said individual to fail to perform their duties, to perform them in an incorrect manner, or to cause any privilege or favor toward the Company or its products are strictly prohibited.

      23. While the Company may hire individuals who have knowledge and experience in various technical areas, it is not the Company's intent to employ such persons as a means of gaining access to the trade secrets of others. New Employees will not be asked to divulge such trade secrets. Similarly, we require that Employees not make unauthorized disclosure of our trade secrets, either during their employment or thereafter.

                            III. COMPLIANCE WITH LAWS

      Our policy is to comply fully with all Laws applicable to our business. You must become familiar with and comply with the Laws which govern your area of responsibility. You are not authorized by the Company to take any action which you are advised would constitute a violation of Law.

      Each Employee and agent is personally responsible for adhering to the standards and restrictions, whether imposed by Law or this Code, applicable to his or her assigned duties and responsibilities and to conduct himself or herself accordingly. Such standards and restrictions require each employee and agent to avoid any activities which would involve the Company in any practice which is not in compliance with this Code. Any Employee or agent who does not adhere to such standards and restrictions is acting outside the scope of his or her employment or agency.

      Beyond legal compliance, all Employees are expected to observe high standards of business and personal ethics in the discharge of their assigned duties and responsibilities. This requires the practice of honesty and integrity in every aspect of dealing with other Employees, the public, the business community, shareholders, customers, suppliers and governmental and regulatory authorities.

      COMPANY POLICY PROHIBITS EMPLOYEES FROM DISCRIMINATING AGAINST EMPLOYEES, SHAREHOLDERS, DIRECTORS, OFFICERS, CUSTOMERS OR SUPPLIERS ON ACCOUNT OF RACE, COLOR, AGE, SEX, RELIGION OR NATIONAL ORIGIN EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW. ALL OF SUCH PERSONS SHALL BE TREATED WITH DIGNITY AND RESPECT AND THEY SHALL NOT BE UNREASONABLY INTERFERED WITH IN THE CONDUCT OF THEIR DUTIES AND RESPONSIBILITIES.

      The Company will endeavor to provide a work environment free of all forms of harassment or discrimination, and it is your obligation to assist the Company in that endeavor.

      The Company and Employees will comply with all health and safety Laws covering Company facilities and otherwise strive to maintain a safe and happy working environment.

      IV. DEFALCATION, MISAPPROPRIATION AND SIMILAR IRREGULARITIES (FRAUD)

      This policy establishes and communicates the Company's policy regarding the prohibition, recognition, reporting and investigation of suspected Fraud and other similar irregularities.


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      The Company prohibits all Fraud. In accordance with the "Audit Committee -
Financial Matters Complaint Policy", situations involving suspected Fraud shall be reported to any supervisor, manager, or officer of the Company, the Chief Financial Officer or the Audit Committee. All Fraud investigations under the Financial Matters Complaint Policy will be conducted under the authorization and direction of the Audit Committee.

      The Chief Financial Officer will maintain close liaison with the Audit Committee and will assist in investigations as deemed appropriate under the circumstances.

                            V. CONFLICT OF INTEREST

      Employees must deal with suppliers, customers, auditors and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. This requirement applies equally to business relationships as well as personal activities. Employees have a duty of loyalty to the Company to advance its legitimate interests when the opportunity to do so arises.

      Although not all situations in which a conflict may arise can be defined precisely, you should avoid situations which interfere with your ability to act in an honest and ethical manner. You must avoid situations where your private interests, or the private interests of members of your family conflict with the interests of the Company. You should not have any business or financial relationship with customers, suppliers or competitors that could influence or appear to influence you in carrying our your responsibilities. You should not acquire any interests or participate in any activities that would deprive the Company of the time or attention required to perform your duties properly, or create an obligation of distraction that would affect your judgment or ability to act solely in the Company's best interest. Any Employee who becomes aware of a potential conflict of interest should communicate this to the Audit Committee in accordance with the Reporting Procedures set forth in Section XVIII (G) below. Employees are required to ethically handle actual or apparent conflicts of interest between personal and professional relationships.

      Examples of the types of situations, which must be approved by the Company, are set forth below:

      - Obtaining a significant financial or other beneficial interest in one of the Company's outside accounting firms, suppliers, customers or competitors. None of our executive officers or directors may have been previously employed by our current independent auditor within the most recent five years.

      - Engaging in a significant personal business transaction involving the Company for profit or gain.

      - If an executive officer or director, obtaining a loan or guarantee from the Company for personal benefit.

      - Accepting money, gifts of other than nominal value, excessive hospitality, loans or other improper personal benefits from any supplier, customer or competitor of the Company as a result of his or her position in the Company.

      - Participating in the use, sale, loan or gift of Company property, information or position for personal gain.

      - Learning of a business opportunity through association with the Company and disclosing it to a third party or investing in the opportunity without first offering it to the Company.


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      -     Competing with the Company.

      -     Using the Company property or services for personal benefit.

      - Working for a competitor, customer or supplier as an employee, consultant or member of its board of directors.

                      VI. ENTERTAINMENT, GIFTS AND PAYMENTS

      The Company considers that in the interests of avoiding even the appearance of impropriety, Employees may not furnish on behalf of the Company expensive gifts or provide excessive entertainment or benefits to other persons. In addition, Employees may not use their employment status to obtain gain from the Company's auditors, suppliers or customers doing or seeking to do business with the Company.

      Family members of Employees may not accept any gift or gratuity in any form from any auditor, supplier or customer of the Company unless the gift is a commonly distributed item of nominal value given for advertising or promotional purposes or is of modest value and consistent with local business custom. Employees may not solicit or accept gifts, gratuities, tickets or entertainment having a value of $500 or more from auditors, suppliers or customers.

                              VII. INSIDER TRADING

      This Code prohibits Employees from buying, selling, assigning, transferring or otherwise trading in the securities of the Company while in the possession of Material Nonpublic Information. This Code also prohibits Employees from engaging in any action to take advantage of, or pass on to others, Material Nonpublic Information. This policy is intended to enforce the securities laws of the United States which prohibit Employees from buying or selling securities of the Company while in possession of Material Nonpublic Information relating to the Company or from using Material Nonpublic Information.

      Our prohibition applies to Material Nonpublic Information obtained in the course of an Employee's employment relating to any auditors, customers, suppliers and companies with whom the Company is considering a transaction. We will hold the Employee responsible for the compliance of his or her family members and for the actions of any other party who has received the Material Nonpublic Information from the Employee as a "tip". Employees may not buy or sell securities of the Company while in possession of Material Nonpublic Information relating to the Company.

      If you are an Executive Officer or Director of the Company, you are subject to certain restrictions on trading, including a prohibition from trading in Company stock during a Quarterly Blackout Period. Such restrictions may include requiring pre-clearance of trades in Company securities and the prohibition from engaging in any of the following activities with respect to securities of the Company: (i) trading on a short-term basis (i.e., purchase and sale within a six month period); (ii) short sales; or (iii) buying or selling puts or calls. See the Company's "Section 16 Reporting Policy" and the Company's "Policy Applicable to Covered Persons Regarding Securities Trading and Handling of Nonpublic Information."


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                       VIII. CONCERNS REGARDING DISCLOSURE

      The Company is dedicated to fully complying with the applicable securities laws, including reporting requirements, and to ensuring that information contained in its public communications and its publicly filed financial statements and periodic reports fairly present, in all material respects, the matters disclosed and, as applicable, the financial condition, results of operations and cash flows of the Company.

      The Company's books and records will reflect, in an accurate, fair and timely manner, the transactions and disposition of assets of the Company. All funds and assets will be properly recorded and disclosed. Employees may not use the books and records to mislead those who receive them, or to conceal anything that is improper (e.g., secret funds). Those responsible for the accounting and record-keeping functions must be vigilant in ensuring that the Company's funds or assets are not used for any unlawful or improper purpose. Employees are required to promote full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by us and in all public communications.

      Accordingly, the Company is committed to providing an environment which is receptive to receiving and effectively dealing with complaints regarding its accounting, internal accounting controls, or auditing matters and maintaining the confidentiality and anonymity of employees who submit concerns regarding questionable accounting or auditing matters.

      Under the "Audit Committee - Financial Matters Complaint Policy" the board of directors of the Company and the Audit Committee maintain an "open door" policy to receive, retain and handle complaints and notification regarding the Company's accounting, internal accounting controls, auditing matters and other reportable offenses as described in this policy. We encourage the prompt reporting of such complaints or concerns so that rapid and constructive action can be taken.

                      IX. IMPROPER INFLUENCE OVER AUDITORS

      The Company recognizes the importance of preventing improper influence on the conduct of auditors. Accordingly, the Company prohibits any Employee from conducting any action to fraudulently influence, coerce, manipulate, or mislead any of our auditors during their review or examination of our financial statements for the purpose of rendering the financial statements materially misleading. Such conduct is prohibited even if it does not succeed in affecting our audit or review. Improper influence would include, but is not limited to, directly or indirectly:

      1. Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services.

      2. Providing an auditor with inaccurate or misleading accounting, financial or legal analysis, records or information.

      3. Threatening to cancel or canceling existing non-audit or audit engagements if the auditor object to the proposed accounting.

      4. Seeking to have a partner removed from the audit engagement because the partner objects to the proposed accounting.

      5. Blackmailing; and


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      6. Making physical threats.

          X. INTERNAL CONTROLS OVER FINANCIAL REPORTING AND DISCLOSURE
                             CONTROLS AND PROCEDURES

      The Company shall maintain disclosure controls and procedures to ensure that the information required to be disclosed by the issuer in its periodic reports, current reports and proxy statements ("Exchange Act Reports") filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

      - Recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms; and

      - Accumulated and communicated to the management, including the CEO and Chief Financial Officer ("CFO") to allow timely decisions regarding required disclosure.

      The Company shall maintain a system of internal controls over financial reporting to ensure reliability and adequacy of its books and records and proper recording of all transactions including dispositions of assets. The Company has established guidelines and procedures related to the keeping of books and records that in reasonable detail accurately and fairly reflect the Company's transactions and dispositions of assets. The Company guidelines and procedures are intended to prevent the records from being misleading or concealing anything that is improper.

      Employees must strictly comply with disclosure controls and procedures and internal controls over financial reporting and must be vigilant in ensuring that the Company's funds or assets are not used for any unlawful or improper purpose. Employees may only enter into transactions which are executed in accordance with the Company's specific authorization or established formalized policies and procedures. Employees must not allow any transaction to be recorded in the accounts of the Company unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate and designated employee. Such approval requires the determination that the transaction:

      -     has been authorized in accordance with Company policy, and

      - is supported by documentary evidence to verify the validity of the transaction.

      All transactions that have been accounted for in accordance with Company policy will be accumulated and processed in a manner which will permit preparation of financial statements, reports and data for purposes of internal, public and regulatory reporting. Such statements, reports and data must be in a form sufficient to reflect accurately and fairly the results of transactions entered into by the Company and to permit proper accountability for assets.

      The implementation and maintenance of disclosure controls and procedures and internal controls over financial reporting that are adequate in all respects to satisfy the requirements of the Company will be the primary responsibility of the Chief Financial Officer. All failures regarding these of which an Employee becomes aware should be reported to Chief Financial Officer, so that deficiencies can be corrected and assurance of compliance can be maintained.


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                    XI. CONFIDENTIAL, PROPRIETARY INFORMATION

      Employees have access to and become knowledgeable about sensitive information regarding the Company and our customers that is confidential, private or proprietary and which is valuable to us. Disclosure of confidential and proprietary information outside the Company either during and after an Employee's employment with the Company could be irreparably harmful to the Company or a customer or be helpful to a competitor. The Company regularly receives sensitive information from those with whom it does business. Confidential and proprietary information of a customer is often received under the terms of a written agreement that specifies the Company's obligations for the use and protection of the customer's information ("Customer Confidentiality Agreements").

      Employees entrusted with or otherwise knowledgeable about information of a confidential or proprietary nature, shall not disclose such information to non-employees without written Company authorization. Employees shall disclose sensitive information to other Employees of the Company only on a need to know basis.

      Employees must use or disclose the customer's sensitive information only for Company purposes and not for personal benefit or a competing interest. Access to sensitive information will be limited to those having a need to know. Employees have a continuing duty to the Company to maintain the confidentiality of sensitive information both during and after employment. Employees must protect the confidentiality of any such information, whether or not such a Customer Confidentiality agreement exists, and limit use of it to what is authorized. Employees must protect the confidentiality of such customer sensitive information, whether or not such customer confidentiality agreement exists, and limit the use of such information to the extent authorized by the customer.

                                XII. FAIR DEALING

      The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Employees are expected to deal honestly and fairly with the Company's customers, suppliers, competitors and other third parties. To this end, Employees shall not:

      - make false or misleading statements to customers, suppliers or other third parties;

      -     make false or misleading statements about competitors;

      - solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

      - otherwise take unfair advantage of the Company's customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

          XIII. IMPROPER INFLUENCE OR PAYMENTS; POLITICAL CONTRIBUTIONS

      In dealing with public officials and private business associates, the Company will utilize only ethical commercial practices. Improper influence over auditors, suppliers or customers through accepting or giving bribes, kickbacks or other payoffs and other questionable inducements is illegal, unethical and dishonest.


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Accordingly, the Company prohibits Employees from using such schemes to influence sales of its products or services (or other events impacting on the Company).

      Employees must not take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged to perform an audit of the financial statements of the Company for the purpose of rendering such financial statements materially misleading. The Company strictly prohibits Employees from accepting or taking any kickbacks, bribes and other illegal payments.

      Without our prior approval, Employees may not directly or indirectly offer, solicit, provide or accept any kind of payments, commitments (whether cast in the form of commissions, payments, fees or goods or services received or otherwise) or contribution of a significant value (other than salary, wages or other ordinary compensation from the Company) for the purpose of:

      - influencing customers, suppliers or governmental entities including their officers or employees to cause any privilege or favor toward the Company or its products,

      -     obtaining, giving or keeping business,

      - persuading any officials or employees for another company to fail to perform or improperly perform their duties, or

      -     influencing legislation or regulations.

      The Company policy does not prohibit expenditures of nominal amounts by Employees for meals and entertainment of suppliers and customers which are ordinary and customary business expenses, if they are otherwise lawful. The lawful expenditures incurred in this way should be properly accounted for in an expense report. Employees may not use Company's funds, goods or services as contributions for political parties, candidates or campaigns, unless previously authorized in writing by the Company.

        XIV. RECORD RETENTION AND DESTRUCTION; GOVERNMENT INVESTIGATIONS

      The Company's corporate records are important assets. The Company is required by Law and its business needs to follow certain specific requirements in managing Company records, including certain requirements regarding the retention and destruction of certain records. Records include paper documents, CDs, computer hard disks, e-mail, floppy disks, microfiche, microfilm and all other media, and all other records Employees produce, whether in hard copy or electronic form, and informal records such as desk calendars and personal notes regarding company matters. The Company and its Employees may be subject to certain civil and criminal penalties for failure to comply with these requirements. From time to time the Company establishes retention or destruction policies and schedules for specific categories of records in order to ensure legal compliance, and also to accomplish other objectives, such as preserving intellectual property and cost management.

      Each Employee must fully comply with any such published records retention or destruction policies and schedules with the important exceptions described below. If an Employee has reason to believe, or the Company informs an Employee (such as through a legal hold described in the next subsection), that Company records are relevant to pending or anticipated litigation or a governmental proceeding or investigation, then the Employee must preserve those records until the Company's legal counsel determines that the records are no longer needed. This exception to any record destruction policy supersedes any previously or subsequently established destruction schedule for those records. If an Employee has reason to believe that the exception to


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any record destruction policy may apply, or has any question regarding the possible applicability of such exception, the Employee should contact the Company's CEO or Chief Financial Officer for advice.

                 XV. ADMINISTRATION OF CODE OF BUSINESS CONDUCT

      This Code of Business Conduct of the Company shall be administered as follows:

      A. SCOPE. The Audit Committee shall, periodically, in light of the experience of the Company, review this Code, and when necessary or desirable, make recommendations to the Board of Directors (i) to ensure its continued conformance to applicable Law, (ii) to ensure that it meets or exceeds industry standards, and (iii) to ensure that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.

      B. ALLOCATIONS OF RESPONSIBILITY. The Audit Committee shall be responsible for the administration of this Code. The Audit Committee shall establish such procedures as it shall deem necessary or desirable in order to discharge this responsibility. Such procedures shall provide for obtaining advice of legal counsel where appropriate. In discharging these responsibilities, the Audit Committee may delegate authority to such committees, officers and other employees and may engage such agents and advisors as it shall deem necessary or desirable.

      C. DELEGATION OF SUBSTANTIAL DISCRETIONARY AUTHORITY. No Employee shall delegate substantial discretionary authority to any individual who such Employee knows, or through the exercise of due diligence should know, has a propensity to engage in illegal activities.

      D. COMMUNICATION OF POLICIES. To ensure the continued dissemination and communication of this Code, the Audit Committee shall take, or cause to be taken, reasonable steps to communicate effectively the standards and procedures included in this Code to employees and agents of the Company.

      E. MONITORING AND AUDITING. The Audit Committee shall take reasonable steps to monitor and audit compliance with this Code, including the establishment of monitoring and auditing systems that are reasonably designed to detect conduct in violation of this Code by employees and agents of the Company.

      To the extent so directed by the Audit Committee, the information developed by the Company's independent accountants in performing their engagement by the Company and by its internal auditors in the performance of their assigned responsibilities shall be made available to the Audit Committee in its capacity as administrator of this Code as a means of monitoring and auditing compliance with this Code.

      To the extent so directed by the Audit Committee, the results of the periodic health, safety and environmental audits and export administration audits of the Company's facilities shall be made available to the Audit Committee in its capacity as the administrator of this Code as a means to monitor and audit compliance with this Code.

      F. BOARD COMMITTEES. The CEO or the Chief Financial Officer shall report to the Audit Committee, at least once each year, regarding the general effectiveness of this Code.

      G. REPORTING PROCEDURES. The Company expects Employees to report possible violations of this Code. No retaliatory action will be taken against Employees who report in good faith suspected criminal


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activity or ethical violations. You should first consult with your immediate supervisor. Supervisors are responsible for maintaining a workplace environment that encourages and solicits frank and open communication regarding the importance of operating under this Code.

      Employees that feel uncomfortable raising a concern with their immediate supervisor should notify the head of their operation. If this course of action is not acceptable under the circumstances, Employees may contact the Chief Financial Officer or any other Senior Officer, or any member of the Audit Committee. Employees may write directly to the Audit Committee at the following address:

            Audit Committee
            Exchange National Bancshares, Inc.
            132 East High Street, Box 688
            Jefferson City, MO 65102
            Attn: Chairman of Audit Committee

      Employees may make reports anonymously to the Audit Committee as stated above if the Employees deem it necessary. Employees are, however, encouraged to identify themselves, in the knowledge that there will be no retaliation where reports are made in good faith, to enable the Company to clarify details and take appropriate action.

      The Company will promptly forward all financial matters complaints to the Audit Committee to investigate as appropriate and, as appropriate, will investigate any report of alleged misbehavior, take the appropriate action and respect the rights of all parties concerned.

      H. INVESTIGATION OF VIOLATIONS. If, through operation of the Company's compliance monitoring and auditing systems or its violation reporting systems or otherwise, the Company receives information regarding an alleged violation of this Code, the person or persons authorized by the Audit Committee to investigate alleged violations of this Code shall, as appropriate:

            1. evaluate such information as to gravity and credibility;

            2. initiate an informal inquiry or a formal investigation with respect thereto;

            3. prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

            4. make the results of such inquiry or investigation available to the Board of Directors or the Audit Committee for action;

            5. recommend discipline or changes in this Code necessary or desirable to prevent further similar violations; and

            6. if required, ensure reporting of any change or waiver of this Code within 2 business days of the change or waiver on a Form 8-K or on the Company's website.

      The Company may disclose the results of investigations to law enforcement agencies.

      I. DOCUMENTATION. Subject to the applicable document retention program, the Company shall document its compliance efforts and results to evidence its commitment to comply with the standards and procedures set forth above.


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
                            XVI. COMPLIANCE WITH CODE

      The Company encourages strict compliance with this Code. Failure to comply with this Code can have severe consequences for both Employees and the Company. The Audit Committee will impose appropriate discipline, which may include discharge, for violations of this Code. Conduct that violates this Code may also violate national or state laws and can subject both Employees and the Company to civil and criminal penalties. Only with the approval of our board of directors or any committee created by our board of directors, the Company may, in special and appropriate circumstances, waive compliance with this Code by individual Executive Officers or Directors.

              XVII. DISSEMINATION; DISTRIBUTION AND ACKNOWLEDGMENT

      This Code will be posted at each Company office and facility in the appropriate locations. If required by applicable Law, amendments to this Code will be filed with the SEC on Form 8-K and posted at each Company office and facility.

                                      * * *


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
[AT COMMENCEMENT OF EMPLOYMENT AND ON A PERIODIC BASIS THEREAFTER, ANYONE WHO MAY HAVE ACCESS TO SENSITIVE INFORMATION WILL BE PROVIDED WITH A COPY OF THIS CODE AND WILL BE REQUIRED TO SIGN THE PRESCRIBED FORM OF ACKNOWLEDGMENT.]

      I acknowledge that I have received a copy of the Exchange National Bancshares, Inc. Code of Business Conduct and Ethics and that I have read this Code and understand its provisions.

_______________________                 ________________________________________
Date                                    Signature

                                        ________________________________________
                                        Printed Name


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